Execution Version

AMENDED AND RESTATED CONSULTING AGREEMENT

THIS AMENDED AND RESTATED CONSULTING AGREEMENT (this “Agreement”) dated as of May 13, 2016, is made by and between Horry County State Bank, a South Carolina state-chartered commercial bank (the “Bank”), which is a wholly owned subsidiary of the HCSB Financial Corporation (the “Company”), and James R. Clarkson, an individual resident of South Carolina.

WHEREAS, Mr. Clarkson has served as President and Chief Executive Officer of the Company and the Bank for the past 29 years;

WHEREAS, on April 11, 2016, the Company completed a private offering of its common stock in which it raised approximately $45 million in new capital (the “Offering”), and upon the closing of the Offering, Mr. Clarkson retired as the President and Chief Executive Officer of the Company and the Bank;

WHEREAS, Mr. Clarkson remains an employee of the Company and the Bank and will continue to serve as an advisor to the Chief Executive Officer of the Company and the Bank through June 30, 2016;

WHEREAS, Mr. Clarkson has significant and valuable institutional knowledge of the Company, the Bank, and the Bank’s customers and employees and his continued assistance and support will be very important to the success of the Bank, and therefore, effective as of July 1, 2016, the Bank desires to retain Mr. Clarkson to provide consulting services to it pursuant to the terms and conditions set forth herein; and

WHEREAS, Mr. Clarkson desires to accept such engagement on the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

1.            Engagement; Consultant Relationship; Duties. Effective as of July 1, 2016, the Bank hereby engages Mr. Clarkson to provide, and he hereby agrees to render, at the request of the Bank, those consulting services to the Bank as set forth on Appendix A hereto and subject to the terms, conditions, work schedules, and performance objectives described therein.

2.            Term and Termination. The term of this Agreement (the “Term”) shall commence on July 1, 2016 and shall continue until the earliest of: (i) the close of business on the last business day immediately preceding the first anniversary of the effective date of this Agreement; (ii) Mr. Clarkson’s death; (iii) upon the Disability (as defined below) of Mr. Clarkson for a period of 90 consecutive days; (iv) Mr. Clarkson’s termination of this Agreement by providing two weeks’ prior written notice; or (v) the Bank’s termination of this Agreement at any time upon Mr. Clarkson’s material breach of this Agreement by failing to adequately provide the services set forth on Appendix A, which failure has not been cured within 30 days of notice from the Bank and provided that the Mr. Clarkson has not previously given the Bank notice that he has terminated this Agreement pursuant to this Section 2. Notwithstanding anything in this Agreement to the contrary, the Bank’s obligations to make payments to Mr. Clarkson hereunder shall also terminate effective immediately upon Mr. Clarkson’s indictment for a crime involving dishonesty, moral turpitude or fraud or any felony, or the Bank’s receipt of formal written notice that any regulatory agency having jurisdiction over the Company or the Bank intends to institute any form of formal regulatory action against Mr. Clarkson. Certain rights and obligations of the parties shall continue following the termination of this Agreement as stated in Section 19 hereof.

3.            Compensation. During the Term of this Agreement, as compensation for all services rendered by Mr. Clarkson under this Agreement, the Bank shall pay him the sum of $3,648.60 per month, or for the first and last months of the Term, a pro rata portion for any partial month. Payments will be made approximately every two weeks in arrears at the same time as the Bank processes its periodic payroll disbursements. All such compensation shall be payable without deduction for federal income, social security, or state income taxes or any other amounts. Mr. Clarkson acknowledges and agrees that he shall be solely responsible for making all such filings and payments and shall indemnify and hold harmless the Bank for any liability, claim, expense, or other cost incurred by the Bank arising out of or related to his obligations pursuant to this Section.

4.            Expenses. During the Term of this Agreement, Mr. Clarkson shall be reimbursed by the Bank for all reasonable business expenses incurred in connection with the performance of his duties hereunder, and all such reimbursements shall be paid in accordance with the reimbursement policies of the Bank in effect from time to time.

5.            Independent Contractor. Mr. Clarkson is an independent contractor providing services to the Bank. The Bank will report all payments to be made hereunder on IRS Forms 1099 as payments to Mr. Clarkson for independent contracting services.

6.            Ownership of Work Product. The Bank shall own all Work Product arising during the period Mr. Clarkson is providing services to the Bank. For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to the Bank or any Affiliates (as defined below), their business, or customers and that Mr. Clarkson conceives, develops, or delivers to the Bank at any time during the period he is providing services to the Bank, during or outside normal working hours, in or away from the facilities of the Bank, and whether or not requested by the Bank.

7.            Protection of Trade Secrets. Mr. Clarkson agrees to maintain in strict confidence and, except as necessary to perform his duties for the Bank, he agrees not to use or disclose any Trade Secrets of the Bank or any Affiliates during or after the period he is providing services to the Bank. “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data, or customer list, that (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

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8.            Protection of Other Confidential Business Information. In addition, Mr. Clarkson agrees to maintain in strict confidence and, except as necessary to perform his duties for the Bank, not to use or disclose any Confidential Business Information of the Bank during Mr. Clarkson’s engagement pursuant to this Agreement and for a period of 24 months thereafter. “Confidential Business Information” shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Bank’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans, product or service plans; marketing plans and methods; training, education and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 7 and 8 shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Bank under an obligation of secrecy.

9.            Return of Materials. Mr. Clarkson shall surrender to the Bank, promptly upon its request and in any event upon cessation of his services to the Bank, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in his possession or control, including all copies thereof, relating to the Bank, its business, or customers. Upon the request of the Bank, Mr. Clarkson shall certify in writing compliance with the foregoing requirement. Mr. Clarkson may retain a copy of this Agreement after the expiration of the Term or any earlier termination of this Agreement.

10.            Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided however that all notices to the Bank shall be directed to the attention of the Chief Executive Officer of the Bank. All notices and communications shall be deemed to have been received on the date of delivery thereof.

11.            Governing Law. This Agreement and all rights hereunder shall be governed by the laws of the State of South Carolina, except to the extent governed by the laws of the United States of America in which case federal laws shall govern. The parties agree that any appropriate state court located in South Carolina or federal court for the District of South Carolina shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement shall be a proper forum in which to adjudicate such case or controversy. The parties consent and waive any objection to the jurisdiction or venue of such courts.

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12.            Non-Waiver. Failure of the Bank to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

13.            Saving Clause. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

14.            Successors; Binding Agreement. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving entity in any merger or consolidation in which the Bank is a party, or any assignee of all or substantially all of the Bank’s business and properties. Mr. Clarkson’s rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses, and other rights, if any, provided under this Agreement, which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

15.            Compliance with Regulatory Restrictions. Notwithstanding anything to the contrary herein, and in addition to any restrictions stated above, this Agreement shall be modified, or any compensation or other benefits to be paid to Mr. Clarkson hereunder shall be limited, to the extent required by any federal or state regulatory agency having authority over the Company or the Bank. Mr. Clarkson agrees that compliance by the Company or the Bank with such modifications or limitations, even to the extent that compensation or other benefits paid to him are limited, shall not be a breach of this Agreement by the Bank. The Bank and Mr. Clarkson agree, however, that if this Agreement is modified or any of the compensation or other benefits to be paid to Mr. Clarkson hereunder are prohibited by any federal or state regulatory agency having authority over the Company or the Bank, Mr. Clarkson shall have the right to terminate this Agreement effective immediately.

16.            Compliance with Internal Revenue Code Section 409A. All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code. Any payments made under Section 3 of this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treasury Regulation § 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion. Each payment made under Section 3 shall be treated as a “separate payment”, as defined in Treasury Regulation § 1.409A-2(b)(2), for purposes of Code Section 409A. None of the payments under this Agreement are intended to result in the inclusion in Mr. Clarkson’s federal gross income on account of a failure under Section 409A(a)(1) of the Code. The parties intend to administer and interpret this Agreement to carry out such intentions. However, the Bank does not represent, warrant, or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in Mr. Clarkson’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation. In addition, the Bank shall pay all reimbursements hereunder as soon as administratively practicable, but in no event shall any such reimbursements be paid after the last day of the taxable year following the year in which the expense was incurred.

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17.            Certain Definitions.

(a)            “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Bank, including, but not limited to, the Company.

(b)            “Code” shall mean the Internal Revenue Code of 1986.

(c)            “Disability” or “Disabled” shall mean as defined by Treasury Regulation § 1.409A-3(i)(4).

18.            Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

19.            Survival. The obligations of the parties pursuant to Sections 6 through 9 and 11, as applicable, shall survive the termination of this Agreement hereunder for the period designated under each of those respective sections.

20.             Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and its seal to be affixed hereunto by an officer thereunto duly authorized and Mr. Clarkson has signed and sealed this Agreement, effective as of the date described above.

HORRY COUNTY STATE BANK

ATTEST:
By:	By:	/s/ Michael S. Addy
Name:	Name:	Michael S. Addy
	Title:	Chairman

/s/ James R. Clarkson
James R. Clarkson

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APPENDIX A

In his role as a consultant, Mr. Clarkson shall devote appropriate time, efforts, and abilities to the performance of the following activities, the advancement of the interests of the Bank, and the achievement of the goals and objectives of the Bank, including, without limitation:

•	assisting with unresolved issues from the Bank’s past operations, such as resolving, strengthening and/or collecting non-performing assets and collecting previously charged off loans;

•	advising Bank management as to matters of Bank institutional knowledge such as prior Bank philosophy, the competitive factors of the Bank’s market, current personnel qualifications and utilization as well as historical effectiveness of Bank product and services offerings;

•	advising Bank management and the Board on matters relating to the Bank’s market area learned while serving as a community banker over the past 42 years in the Bank’s market area.

•	providing such other consulting services as may be requested by the Chief Executive Officer of the Bank from time to time.

In performing these services, Mr. Clarkson shall comply with all of the Bank’s policies and procedures and report to the Chief Executive Officer of the Bank on an every other week basis and at such other times as may be required to address material matters. Upon no less than 72 hours’ notice, Mr. Clarkson shall provide written or oral report(s) to the Board of Directors of the Bank regarding his activities as may be requested by the Chief Executive Officer from the Bank. The parties agree that Mr. Clarkson shall, on average, dedicate eight hours per week, for 48 work weeks during the Term, to performing these services. Mr. Clarkson’s performance of the above-listed activities shall be assessed by the Board of Directors in accordance with the following performance objectives: response time between information being requested by the Bank and provided by Mr. Clarkson, utility of the information provided by Mr. Clarkson regarding the Bank and its market area, effectiveness of Mr. Clarkson in assisting Bank management with addressing unresolved issues in the Bank’s past operations.

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